Exhibit 99.32

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT, made and entered into as of the _____ day of December 1999, by and among Berkshire Bank, having its principal place of business at 24 North Street, Pittsfield, MA 01202 (the "Bank"), Kirchner Family Nominee Trust, having an address at ________________________________ (the "Trust") and Wentworth Capital, a division of Charter Financial, Inc., having its principal place of business at 530 Fifth Avenue, New York, NY 10036 ("Charter").

RECITALS

WHEREAS, the Bank has agreed to extend credit and other financial accommodations to Pittsfield Mold & Tool, Inc., a Massachusetts corporation, having its principal place of business at 10 Betnr Industrial Drive, Pittsfield, MA 01201 (the "Borrower"), and Borrower has agreed to secure such credit and other financial accommodations by granting the Bank security interests in all or substantially all of Borrower's assets, as more particularly described in a Loan and Security Agreement dated September 29, 1999, and all other instruments and documents supplementary and ancillary thereto, between the Bank and Borrower, as the same may be amended and supplemented from time to time (the "Bank Agreements"); and

WHEREAS, the Trust has agreed to extend credit and other financial accommodations to Borrower, and Borrower has agreed to secure such credit and other financial accommodations by granting the Trust security interests in all or substantially all of Borrower's assets, as more particularly described in a ____________ Agreement dated __________________________ and all other instruments and documents supplementary and ancillary thereto, between the Trust and Borrower, as the same may be amended and supplemented from time to time (the "Trust Agreements"); and

WHEREAS, Charter has agreed to extend credit and other financial accommodations to Borrower, and Borrower has agreed to secure such credit and other financial accommodations by granting Charter security interests in all or substantially all of Borrower's assets, as more particularly described in a Loan and Security Agreement No. 4508, dated December 22, 1999, and other instruments and documents supplementary and ancillary thereto, a Security Agreement dated December 22, 1999, and all secured loan transactions, leases of equipment or other personal property, promissory notes and other financing arrangements or agreements which Charter and Borrower may enter into from time to time and all other instruments and documents supplementary and ancillary thereto between Charter and Borrower, as the same may be amended and supplemented from time to time (the "Charter Agreements"); and

WHEREAS, the Bank, the Trust, and Charter have agreed to execute this Intercreditor Agreement in order to establish the relative priorities of their respective liens and security interests in Borrower's assets;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Certain Definitions. In addition to the terms defined in the recitals hereto, the following terms shall have the following meanings for the purposes of this Agreement:

"Accounts" shall mean all of Borrower's accounts as defined in the Uniform Commercial Code, together with all accounts, accounts receivable, notes, drafts, acceptances and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance; all inventory which gave rise thereto and all rights associated with such inventory including the right to stoppage in transit, and all reclaimed, returned, rejected or repossessed inventory the sale of which gave rise to any Account; all guaranties, collateral, liens on or security interests in real or personal property, leases, letters of credit and other rights, agreements or property securing or relating to payment of all of the foregoing; together with all customer lists, books and records, ledger and account cards, computer tapes, computer software, disks, printouts, and data processing records whether now in existence or hereafter created, and all other property evidencing or relating to the Collateral.

"Agreement" shall mean this Intercreditor Agreement and any extensions, riders, supplements, amendments, or modifications to or in connection with this Intercreditor Agreement.

"Bank Debt" shall mean any and all debts, liabilities and obligations of Borrower to the Bank of every kind and description (whether or not evidenced by any loan agreement, schedule, note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limiting the generality of the foregoing, any liability of Borrower to the Bank as a guarantor of the indebtedness or liabilities of others and all interest, fees, charges and expenses payable by Borrower to the Bank.

"Bank Senior Collateral" shall mean the Accounts, Inventory and General Intangibles.

"Charter Debt" shall mean any and all debts, liabilities and obligations of Borrower to Charter of every kind and description (whether or not evidenced by any loan agreement, schedule, note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limiting the generality of the foregoing, any liability of Borrower to Charter as a guarantor of the indebtedness or liabilities of others and all interest, fees, charges and expenses payable by Borrower to Charter.

"Charter Senior Collateral" shall mean the Equipment.

"Collateral" shall mean the Accounts, Inventory, Equipment, General Intangibles.

"Equipment" shall mean all of Borrower's machinery, equipment and other goods (as defined in the Uniform Commercial Code) whether now owned or hereafter acquired by Borrower, wherever located, and all additions, attachments, accessories, substitutions, replacements, repairs, improvements, betterments and appurtenances of whatever description or nature whether now owned or hereafter acquired, and all proceeds, including without limitation insurance proceeds, thereof.

"General Intangibles" shall mean all general intangibles (as defined in the Uniform Commercial Code) of Borrower; and also all: rights to payment for credit extended by Borrower, deposits, amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; all means and vehicles of investment or hedging, including without limitation, options, warrants and futures contracts; records; customer lists; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license fees; franchise fees; rights of admission; licenses; franchises; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; copyrights, trade marks, trade names, service marks, patents, patent applications, patents pending and other intellectual property; developmental ideas and concepts; proprietary processes; blueprints; drawings; designs; diagrams; plans; reports; charts; catalogs; manuals; technical data; computer programs; computer records; computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; proposals, cost estimates and other reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing or use of any or all property produced, sold, or leased, by the Borrower, or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

"Inventory" shall mean all inventory (as defined by the Uniform Commercial Code) of Borrower together with all goods, wares, merchandise, raw materials, work in process, finished goods, and all packaging, advertising, shipping material, and documents related to any of the foregoing, whether now owned or hereafter acquired by Borrower, wherever located, including, without limitation, any and all goods held by Borrower for sale or lease or to be purchased under contracts of service or materials used or consumed in Borrower's business and any and all returned or repossessed goods.

"Liens" shall mean the liens and security interests with respect to the Collateral which have been or may be granted by Borrower to the Bank, the Trust and Charter, respectively.

"Liquidation" shall mean the exercise by a Party hereto of its rights as a creditor looking towards the collection of its debt (not in the ordinary course of the administration of the loan by that Party), or the realization upon any Collateral granted to that Party by the Borrower to secure the Borrower's debt to that Party.

"Party (individually) and Parties (collectively)" shall mean the Bank, the Trust and Charter.

"Trust Debt" shall mean any and all debts, liabilities and obligations of Borrower to the Trust of every kind and description (whether or not evidenced by any loan agreement, schedule, note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limiting the generality of the foregoing, any liability of Borrower to the Trust as a guarantor of the indebtedness or liabilities of others and all interest, fees, charges and expenses payable by Borrower to the Trust.

2. Priority of Liens. The Bank, the Trust and Charter agree that at all times, whether before, after or during the pendency of any bankruptcy, reorganization or other insolvency proceeding involving Borrower, and notwithstanding the priorities which would ordinarily result from the order or the granting of any Lien, or the order of filing of any financing statements or mortgages, the priorities of the Liens in favor of the Bank, the Trust and Charter shall be as follows:

(a) The Lien of the Bank with respect to the Bank Senior Collateral arising pursuant to the Bank Agreements shall constitute, vis-a-vis Charter and the Trust, a first priority Lien on the Bank Senior Collateral as security for the Bank Debt.

(b) The Lien of Charter with respect to the Bank Senior Collateral and arising pursuant to the Charter Agreements shall constitute, vis-a-vis the Bank and the Trust, a second priority Lien on the Bank Senior Collateral as security for the Charter Debt.

(c) The Lien of the Trust with respect to the Bank Senior Collateral and arising pursuant to the Trust Agreements shall constitute, vis-a-vis Charter and the Bank, a third priority Lien on the Bank Senior Collateral as security for the Trust Debt.

(d)The Lien of Charter with respect to the Charter Senior Collateral arising pursuant to the Charter Agreements shall constitute, vis-a-vis the Bank and the Trust, a first priority Lien on the Charter Senior Collateral as security for the Charter Debt.

(e) The Lien of the Bank with respect to the Charter Senior Collateral arising pursuant to the Bank Agreements shall constitute, vis-a-vis Charter and the Trust, a second priority Lien on the Charter Senior Collateral as security for the Bank Debt.

(f) The Lien of the Trust with respect to the Charter Senior Collateral arising pursuant to the Trust Agreements shall constitute, vis-a-vis Charter and the Bank, a third priority Lien on the Charter Senior Collateral as security for the Trust Debt.

(g) Except as otherwise provided herein, the priority of the Liens of the Bank, the Trust, and Charter in the Collateral shall be in accordance with the Uniform Commercial Code.

3. Priority and Procedure on Distribution of Proceeds of Collateral.

(a) In the event of any distribution of the proceeds of the Collateral, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of Borrower, or the application of the assets of Borrower to the payment or liquidation thereof, or as a result of foreclosure or the dissolution or winding up of Borrower's business or the sale of all or substantially all of Borrower's assets, all distributions of proceeds of the Collateral shall be made to the Bank, the Trust, and Charter in accordance with the respective priorities of their Liens, as set forth in Section 2 above. Each Party agrees that should it receive any monies from the sale, liquidation, casualty or other disposition of, or as a result of its Lien in the Collateral at any time during the term of this Agreement, it will (unless otherwise restricted or prohibited by law) hold the same in trust for and promptly pay over the same to the Party(ies) entitled to receive such monies in accordance with the priorities of Liens provided hereunder.

(b) A Party's relative priority in the proceeds (within the meaning of Section 9-306 of the Uniform Commercial Code), but not including proceeds of Liquidation of any asset of the Borrower, shall be determined based upon that Party's relative priority in the asset from which such proceeds arose.

4. Sharing of Proceeds. The proceeds of the Liquidation of any assets of the Borrower conducted by any Party and (subject to the provisions of Section 5, below) and the proceeds of any insurance on assets of the Borrower shall be distributed to the extent available in the following order:

First: to the "Senior Party" (as defined in Section 5 below), all actual and reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, incurred by any Senior Party in connection with the subject Liquidation.

Second: to the Parties, to the extent available, in order of their respective priorities in the assets of the Borrower giving rise to such proceeds, as provided in Section 2 above.

Third: to such person or persons as the Parties determine as appropriate; provided, however, in the event that all the Parties cannot agree upon the proper person to whom to make distribution, any of the Parties may initiate an action in the nature of an interpleader with respect to the distribution of such proceeds.

5. Conduct of Liquidation. Any Party may conduct a Liquidation of those assets of the Borrower in which that Party has a Lien, subject, however, to the following:

(a) (i) No Party whose Lien in such assets, pursuant to Section 2 above, is Junior (in this Agreement, each individually, a "Junior Party") to the Lien of any other Party (in this Agreement, each individually a "Senior Party") may initiate or conduct such Liquidation without obtaining the prior written consent of the Senior Party.

(ii) For purposes of subsection (i) above, each Party whose Lien is superior to that of any other Party is a Senior Party as to the other Parties and each Party whose Lien is Junior to that of any other Party is a Junior Party to such Party.

(b) Any Party which conducts a Liquidation shall provide the other Parties with copies of all demands, communications, correspondence and pleadings which relate to such Party's conduct of such Liquidation.

(c) The proceeds of any Liquidation shall be distributed in accordance with Section 4 above.

(d) Any Party which conducts a Liquidation shall provide the other Parties with a written statement of the results of such Liquidation and the distribution of the proceeds thereof.

(e) The Parties agree that the Bank is a Senior Party as to all Bank Senior Collateral and neither Charter nor the Trust may conduct a Liquidation of the Bank Senior Collateral, nor notify account debtors of Borrower, without the prior written consent of the Bank.

(f) The Parties agree that Charter is a Senior Party as to all Charter Senior Collateral and that neither the Bank nor the Trust may conduct a Liquidation of the Charter Senior Collateral, nor notify account debtors of Borrower, without the prior written consent of Charter.

6. Sale of Collateral. In the event of any sale of the Collateral, whether in the ordinary course of business or not in the ordinary course of business, the Junior Parties shall execute and deliver to the Senior Party and/or Borrower all such consents to such sale of Collateral and releases of their Liens (including without limitation partial releases under the Uniform Commercial Code) with respect to such Collateral as the Senior Party may reasonably request in order to effect such sale. The proceeds of any such sale to be distributed to the Senior Party in accordance with Section 4 above.

7. Exchange of Notices. Each of the Parties shall provide all others with a copy of any notice of acceleration, or similar communication as and when given the Borrower. No Party shall have any liability to any other Party for failure to comply with this Section 7.

8. Term. This Agreement shall continue so long as any Party has a security interest in the Collateral.

9. Effect of Bankruptcy. This Agreement shall remain in full force and effect notwithstanding the filing of a petition for relief by or against Borrower under the Bankruptcy Code and shall apply with full force and effect with respect to all Collateral acquired by Borrower, or obligations incurred by Borrower to the Bank, the Trust, or Charter subsequent to the date of said bankruptcy petition.

10. No Limitations Intended; No Duty to Lend. Nothing contained herein is intended to affect or limit, in any way (a) the obligations of Borrower owing to the Bank, the Trust, or Charter as the case may be, or (b) the security interests, encumbrances, liens or mortgages that either the Bank, the Trust, or Charter has in any and all of the assets of Borrower, whether tangible or intangible, insofar as Borrower or third parties are concerned. The Bank, the Trust and Charter reserve any and all of their respective rights, security interests, encumbrances, liens or mortgages and rights to assert security interests, encumbrances, liens and mortgages against Borrower and any third parties. Nothing contained herein, or in any prior agreement or understanding shall be deemed to create any duty on the part of the Bank, the Trust or Charter to extend or continue to extend financial accommodations to Borrower.

11. Additional Assurances. The Parties agree to execute, acknowledge and deliver to each other all other and further instruments, documents or assurances that any other Party may reasonably request to give full force and effect to the provisions of this Agreement.

12. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns. The term "Borrower" as used herein shall also refer to the successors and assigns of each and any of the entities which comprise the "Borrower", including, without limitation, a receiver, trustee, custodian or debtor-in-possession.

13. Notices. Any notice, demand and other communication under this Agreement shall be in writing and shall be deemed satisfactorily given upon delivery in hand, delivery by telecopier (with a copy thereof sent by regular U.S. mail), delivery by commercial carrier, delivery by Federal Express or other overnight courier services, or deposit in the United States mails, postage prepaid by certified mail, return receipt requested, addressed to the Parties at the addresses set forth on the first page of this Agreement or such other address as may have been specified by written notice delivered in the manner specified herein. Any notice, demand or other communication under this Agreement given by telecopier shall be sent to the following telecopier numbers: if to the Bank at 413-447-1895, Attention: Commercial Loan Division; and if to the Trust at _____________, Attention: _________________; if to Charter at 212-805-1119, Attention: General Counsel; or such other telecopier number as may have been specified by written notice delivered in the manner specified herein.

14. Relationship of Parties. This Agreement is entered into solely for the purposes set forth above, and no Party assumes any responsibility to any other Party to advise the others of information known to such Party regarding the financial condition of Borrower, or regarding the Collateral, except as provided herein, or of any other circumstances bearing upon the risk of nonpayment of the obligations of Borrower. Each Party shall be responsible for managing its relationship with Borrower and no Party shall be deemed the agent of any other Party under this Agreement. Except as otherwise expressly provided herein, each Party may alter, amend, supplement, release, discharge or otherwise modify any terms of their respective loan agreements with Borrower without notice to or consent of any other Party.

15. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of law thereof. Unless the context otherwise requires, all terms used herein which are defined in the Massachusetts Uniform Commercial Code shall have the meaning therein stated.

16. Jury Trial Waiver. The Bank, the Trust, and Charter hereby knowingly, voluntarily, and intentionally waive any right to trial by jury which the Bank, the Trust, or Charter may have in any action or proceeding, in law or in equity, in connection with this Agreement.

17. No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any person other than the Parties hereto. Notwithstanding Borrower's execution of this Agreement solely for the purpose of agreeing to and acknowledging the agreements and understandings contained herein, Borrower is not intended to benefit in any way by this Agreement.

18. Consent to Grant of Liens by Borrower. Each Party hereto consents to the granting of a Lien by the Borrower to the other Parties and waives enforcement of its rights against the Borrower arising from the borrowing from the other Parties or the granting of Liens to the other Parties.

19. Miscellaneous. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to the subject matter hereof. When possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall be subject to modification only in writing signed by the Parties. No delay or failure of any Party in exercising any right, power or remedy under this Agreement shall affect or operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of the Agreement between the Parties hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BERKSHIRE BANK
Witness:_____________________	By:____________________________
Title:___________________________

Witness:_____________________	KIRCHNER FAMILY NOMINEE TRUST

By:_____________________________
Title:____________________________

WENTWORTH CAPITAL, A DIVISION OF CHARTER FINANCIAL, INC.

Witness:_____________________	By:_____________________________
Title:____________________________

AGREED TO AND ACKNOWLEDGED BY:

PITTSFIELD MOLD & TOOL, INC.

By:____________________________

Title:___________________________

Date:___________________________